EXHIBIT 99.8

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
THIRD QUARTER OPERATING RESULTS

THIRD QUARTER AND NINE-MONTH EARNINGS INCREASE, EXCLUDING ASSET IMPAIRMENT AND RESTRUCTURING CHARGES RELATED TO YOGURT OPERATIONS
COMPANY TO RECEIVE ROYALTIES FROM LICENSING OF ROCKY MOUNTAIN CHOCOLATE FACTORY TRADEMARK TO FORTUNE 500 CONSUMER FOOD PRODUCTS COMPANY

DURANGO, Colorado (January 14, 2013) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises/operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the third quarter and first nine months of FY2013.  The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

HIGHLIGHTS

•	Total revenue for the third quarter and nine-month period increased by 4.3 percent and 6.2 percent, respectively.

•	Adjusted gross margin improved to 34.9 percent and 37.8 percent in the third quarter and nine-month period, respectively.

•
EBITDA, a non-GAAP financial measure, increased by 5.7 percent and 6.1 percent in the third quarter and nine-month period, respectively, excluding non-recurring asset impairment and restructuring charges related to frozen yogurt operations (see reconciliation of GAAP and non-GAAP financial measures later in release).

•	Diluted earnings per share for the nine-month period of FY2013 increased by 4.9 percent to $0.43 excluding non-recurring charges related to frozen yogurt operations.

•	Company enters into licensing agreement with global consumer food products company for use of Rocky Mountain Chocolate Factory trademark on cereal brands.

•	5th new store in Japan opened in third quarter in accordance with 100-store Master Licensing Agreement.

MANAGEMENT COMMENTS

“Overall, we were pleased with the operating and financial performance of our Rocky Mountain Chocolate Factory business segment, especially given the sluggish growth of the U.S. economy in recent months,” noted Bryan Merryman, Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc.  “We continue to target international franchising, co-branding, licensing and other growth vehicles outside of our domestic franchise system.  We believe these opportunities have the potential, collectively, to significantly increase our earnings over the next several years.  To date, our licensing partner in Japan has opened 5 stores, which are generating sales well above the average volumes achieved by comparable Rocky Mountain Chocolate Factory stores in the United States.  Under the terms of a Master Licensing Agreement that covers the entire country of Japan, our licensing partner is required to open at least 100 new stores over the initial 10-year license period, and we are currently evaluating store locations and negotiating with potential licensees in a number of other countries.”

“Excluding non-recurring and asset impairment charges related to Aspen Leaf Yogurt, the Company would have posted a net income increase of 6.4 percent during the third quarter and an increase of 4.2 percent in the first nine months of Fiscal 2013, despite continued operating losses in the frozen yogurt business segment,” continued Merryman.  “Increases in factory margins, higher same-store pounds of factory product purchased by franchised and licensed stores, increased sales to customers outside of our franchised store network, and sales at new stores in Japan were primarily responsible for the Company’s improved operating performance before the impairment charge.  In addition, continued improvement in the factory’s gross profit margin favorably impacted third quarter and nine-month results.  These positive factors were partially offset by higher franchise costs related to our international development program and increased expenses associated with operating more retail stores.”

“As detailed in a news release distributed earlier today, we have transferred all of our frozen yogurt assets and operations to U-Swirl, Inc., along with a small amount of cash, in exchange for a 60 percent controlling equity interest in that publicly-traded company,” observed Frank Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc.  “While we recorded a non-recurring, non-cash asset impairment charge related to our Aspen Leaf Yogurt business segment in the most recent quarter, we are optimistic that U-Swirl’s strong management team, bolstered by the competitive strengths of a larger store base, can generate an attractive long-term return on our investment in the frozen yogurt business.  Although we now own a majority equity stake in U-Swirl and will be represented on U-Swirl’s board of directors, Rocky Mountain Chocolate Factory’s management team will no longer be directly involved in self-serve frozen yogurt activities.  This will allow us to focus exclusively upon the growth potential of our domestic and international chocolate and confectionary manufacturing, franchising, licensing and co-branding.”

“On the licensing front, we recently entered into an agreement with one of the world’s largest consumer food products companies that allows such company to use the Rocky Mountain Chocolate Factory trademark on certain cereal products,” continued Crail.  “After conducting its own consumer research, the Fortune 500 company has agreed to pay us an earned royalty, subject to a guaranteed minimum, on all ready-to-eat cold cereal products sold, in the United States, its territories and possessions, and U.S. military bases around the world, that display the Rocky Mountain Chocolate Factory trademark.  We believe this represents an example of the licensing power that our brand name is developing as we expand our retail presence throughout the U.S. and in a growing number of foreign countries.”

“Even after recording a non-recurring impairment charge in the third quarter of Fiscal 2013, we remain very proud of our strong balance sheet,” added Merryman.  “The Company remains debt-free, with working capital of $10.4 million and over $3.5 million of cash in the bank.  In May 2012, we announced a 10 percent increase in our quarterly cash dividend to $0.11 per share, and we are very comfortable with our current dividend policy, which has resulted in 11 cash dividend increases during the 38 consecutive quarters since we began paying dividends in September 2003.  Cash flows provided by operating activities continued to exceed our cash requirements for capital expenditures and dividends during the first nine months of Fiscal 2013, and we have repurchased 163,300 shares of our common stock at an average price of $10.48 per share since the beginning of the fiscal year.”

THIRD QUARTER RESULTS

For the three months ended November 30, 2012 (third quarter of FY2013), revenue increased 4.3 percent to approximately $8.6 million, compared with revenue of approximately $8.3 million in the third quarter of the previous fiscal year.  The revenue increase was attributable to higher sales of factory products, greater sales from Company-owned stores, an increase in royalty and marketing fees, and higher franchise fees.

Same-store sales at franchised retail outlets declined 0.7 percent in the most recent quarter versus the prior-year period.

Total factory sales increased 2.2 percent to approximately $6.3 million in the third quarter of FY2013, versus approximately $6.2 million in the quarter ended November 30, 2011. The improvement in factory sales was primarily due to a 5.4 percent increase in same-store pounds purchased by the Company’s network of franchised stores and an increase in sales to international and co-branded locations.  These increases were partially offset by a 19.6 percent decrease in shipments to customers outside the Company’s network of franchised stores resulting from a shift in certain seasonal shipments to December in the current fiscal year, whereas such shipments were recorded in November of the previous fiscal year.

Royalties and marketing fees increased 2.8 percent to $1,219,700 in the third quarter of FY2013, compared with $1,186,100 in the prior-year quarter, due to an increase in royalties based on the Company’s purchase-based royalty structure and higher royalties from co-branded stores, partially offset by a modest reduction in same-store sales and a decrease in the average number of domestic franchised stores in operation.  The average number of licensed (co-branded) stores in operation increased from 46 units in the third quarter of FY2012 to 54 units in the third quarter of FY2013.

Franchise fees totaled $88,400 in the most recent quarter, compared with negative franchise fees of ($21,600) in the third quarter of FY2012 due primarily to a change in the franchise fee associated with Aspen Leaf Yogurt stores and a resultant decrease in franchise fee revenue associated with Aspen Leaf Yogurt locations opened during the nine months ended November 30, 2011.  The increase in franchise fees in the quarter ended November 30, 2012 also reflected an increase in franchised and licensed store openings from 4 in the third quarter of FY2012 to 8 in the third quarter of FY2013.

Retail sales increased 8.0 percent to $1,004,300 in the third quarter of FY2013, from $929,900 in the third quarter of FY2012, due to an increase in the average number of Company-owned stores in operation from 12 in the prior-year quarter to 15 in the most recent quarter.  Same-store sales at Company-owned locations decreased 8.0 percent in the third quarter of FY2013 when compared with the third quarter of the previous fiscal year.  The Company believes the decline in same-store sales at Company-owned locations primarily resulted from the grand opening effect of Aspen Leaf Yogurt locations upon revenue during the three months ended November 30, 2011.

The Company recorded a non-recurring, non-cash asset impairment charge of approximately $2.0 million in the most recent quarter, primarily related to the write-down of company-owned store asset values in its Aspen Leaf Yogurt business segment.  In addition to the impairment of assets, the Company expects to incur future restructuring costs of $500,000 to $600,000 associated with this restructuring, of which approximately $47,000 were recognized in the quarter ended November 30, 2012.

As a result of the non-recurring charge, the Company posted a net loss of ($509,484), or ($0.08) per basic and diluted share, in the quarter ended November 30, 2012, compared with net income of $724,968, or $0.12 per basic and diluted share, in the quarter ended November 30, 2011.

The Company generated EBITDA, excluding impairment and restructuring costs, of $1,369,000 in the most recent quarter, compared with $1,295,000 in the third quarter of FY2012.  A reconciliation of non-GAAP EBITDA to net income is provided in a supplementary table at the end of this release.

During the third quarter of FY2013, franchisees opened new Rocky Mountain Chocolate Factory stores in Danbury, CT; Lehi, UT; Osaka, Japan; Urawa Misono, Japan; Chiba Narita, Japan and Saskatoon, Sasketchewan, Canada; Cold Stone Creamery co-branded stores in Price, UT; Sandy, UT and Evansville, IN; and Aspen Leaf Yogurt stores in Iowa City, IA; Littleton, CO and Broomfield, CO.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

NINE-MONTH RESULTS

For the nine months ended November 30, 2012 (first nine months of FY2013), revenue increased 6.2 percent to approximately $26.0 million, compared with revenue of approximately $24.5 million in the first nine months of the previous fiscal year.  The revenue increase was attributable to higher sales of factory products, higher same-store sales, increased sales from Company-owned stores, an increase in royalty and marketing fees, and higher franchise fees.

Same-store sales at franchised retail outlets increased 1.1 percent in the nine months ended November 30, 2012 when compared with the nine months ended November 30, 2011.

Total factory sales increased 5.6 percent to approximately $17.5 million in the first nine months of FY2013, versus approximately $16.6 million in the first nine months of FY2012. The improvement in factory sales was primarily due to a 6.6 percent increase in sales to domestic and international franchised and licensed stores and a 1.5 percent increase in shipments of product to customers outside the Company’s network of franchised retail stores. These increases were partially offset by a 3.8 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.  Same-store pounds purchased by the Company’s network of franchised stores was unchanged in the nine months ended November 30, 2012 relative to the prior-year period.

Royalties and marketing fees increased 4.9 percent to $4,127,900 in the first nine months of FY2013, compared with $3,935,900 in the corresponding period of the previous fiscal year, due to an increase in royalties based on the Company’s purchase-based royalty structure, higher same-store sales, and greater royalties from co-branded stores, partially offset by a decrease in the average number of domestic franchised stores in operation.  The average number of licensed (co-branded) stores in operation increased from 44 units in the nine months ended November 30, 2011 to 52 units in the most recent nine-month period.

Franchise fees increased 8.5 percent to $247,500 in the nine months ended November 30, 2012, from $228,200 in the prior-year period, primarily resulting from an increase in international license fees, partially offset by a decrease in domestic franchise store openings from 11 during the nine months ended November 30, 2011 to 9 openings during the nine months ended November 30, 2012.

Retail sales increased 10.4 percent to $4,163,200 in the first nine months of FY2013, from $3,772,000 in the year-earlier period, due to an increase in the average number of Company-owned stores in operation from 13 in the nine months ended November 30, 2011 to 17 in the same period of the current fiscal year.  Same-store sales at Company-owned stores decreased 1.0 percent in the nine months ended November 30, 2012 when compared with the first nine months of the previous fiscal year.

Net income for the nine months ended November 30, 2012 declined to $1,381,627, versus $2,556,180 in the corresponding period of the previous fiscal year.  The decline in net income was entirely due to the above mentioned non-recurring, non-cash impairment charge associated with the Aspen Leaf Yogurt business segment that was recorded in the third quarter of FY2013.  Basic earnings per share decreased to $0.23 in the first nine months of FY2013, compared with $0.42 in the prior-year period.  Diluted earnings per share decreased to $0.22 in the first nine months of FY2013, versus $0.41 in the year-earlier period.

The Company generated EBITDA, excluding impairment and restructuring costs, of $4,728,000 in the first nine months of FY2013, compared with $4,456,000 in the corresponding period of the previous fiscal  year.  A reconciliation of non-GAAP EBITDA to net income is provided in a supplementary table at the end of this release.

On December 14, 2012, the Company paid a quarterly cash dividend in the amount of $0.11 per share to shareholders of record at the close of business on November 30, 2012.  The annualized dividend of $0.44 per share provides a current yield of 3.8% to shareholders, based upon the closing price of RMCF shares on the Nasdaq Global Market on January 11, 2013.

Non-GAAP Financial Measures

Rocky Mountain Chocolate Factory, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes EBITDA, which is defined as net income (loss) before interest, taxes, depreciation, and amortization.  The Company uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Rocky Mountain Chocolate Factory, Inc.’s ongoing operational performance. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Rocky Mountain Chocolate Factory’s industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call today, January 14, 2013 at 4:15 p.m. EST to discuss its operating results for the quarter and nine months ended November 30, 2012, along with other topics of interest.  To access the conference call, please dial 877-374-8416 (international participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EST and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until Thursday, January 21, 2013 at 5:00 p.m. EST by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10023114.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of January 13, 2013 the Company and its franchisees operated 376 stores in 42 states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the  Aspen Leaf Yogurt concept and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION
	New stores opened during
	three months ended	Stores open as of
	November 30, 2012	November 30, 2012
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	235
Company-Owned Stores	0	7
Cold Stone Creamery	3	55
Aspen Leaf Yogurt
Franchise Stores	3	8
Company-Owned Stores	0	8
International License Stores	4	64
Total	12	377

Interim Unaudited
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2012	2011	2012	2011
Revenues
Factory sales	$6,323	$6,186	73.2%	74.7%
Royalty and marketing fees	1,220	1,186	14.1%	14.3%
Franchise fees	89	(22)	1.0%	-0.3%
Retail sales	1,004	930	11.6%	11.2%
Total Revenues	8,636	8,280	100.0%	100.0%

Costs and Expenses
Cost of sales	4,769	4,681	55.2%	56.5%
Franchise costs	458	453	5.3%	5.5%
Sales and marketing	448	401	5.2%	4.8%
General and administrative	848	800	9.8%	9.7%
Retail operating	744	650	8.6%	7.9%
Depreciation and amortization	223	194	2.6%	2.3%
Impairment of long-lived assets	1,978	-	22.9%	0.0%
Total Costs and Expenses	9,468	7,179	109.6%	86.7%

Income from operations	(832)	1,101	-9.6%	13.3%

Interest income	10	15	0.1%	0.2%

Income before income taxes	(822)	1,116	-9.5%	13.5%

Provision for income taxes	(313)	391	-3.6%	4.7%

Net income	$(509)	$725	-5.9%	8.8%

Basic Earnings Per Common Share	$(0.08)	$0.12
Diluted Earnings Per Common Share	$(0.08)	$0.12

Weighted Average Common Shares Outstanding	6,050,279	6,126,007

Dilutive Effect of Employee Stock Options	130,577	159,445

Weighted Average Common Shares Outstanding, Assuming Dilution	6,180,856	6,285,452

Interim Unaudited
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2012	2011	2012	2011
Revenues
Factory sales	$17,485	$16,558	67.2%	67.6%
Royalty and marketing fees	4,128	3,936	15.9%	16.1%
Franchise fees	248	228	1.0%	0.9%
Retail sales	4,163	3,772	16.0%	15.4%
Total Revenues	26,024	24,494	100.0%	100.0%

Costs and Expenses
Cost of sales	13,461	12,892	51.7%	52.6%
Franchise costs	1,559	1,375	6.0%	5.6%
Sales and marketing	1,318	1,226	5.1%	5.0%
General and administrative	2,390	2,257	9.2%	9.2%
Retail operating	2,568	2,288	9.9%	9.3%
Depreciation and amortization	692	553	2.7%	2.3%
Impairment of long-lived assets	1,978	-	7.6%	0.0%
Total Costs and Expenses	23,966	20,591	92.1%	84.1%

Income from operations	2,058	3,903	7.9%	15.9%

Interest income	33	46	0.1%	0.2%

Income before income taxes	2,091	3,949	8.0%	16.1%

Provision for income taxes	709	1,393	2.7%	5.7%

Net income	$1,382	$2,556	5.3%	10.4%

Basic Earnings Per Common Share	$0.23	$0.42
Diluted Earnings Per Common Share	$0.22	$0.41

Weighted Average Common Shares Outstanding	6,085,057	6,102,704

Dilutive Effect of Employee Stock Options	145,731	194,136

Weighted Average Common Shares Outstanding, Assuming Dilution	6,230,788	6,296,840

SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2012	February 29, 2012
Current Assets	$13,493	$14,099
Total Assets	$20,780	$24,163
Current Liabilities	$3,094	$3,542
Stockholder's Equity	$16,794	$18,736

GAAP RECONCILIATION
EBITDA EXCLUDING IMPAIRMENT CHARGES
(in thousands)

	Three Months Ended November 30,		Change
	2012	2011
GAAP: Income from Operations	$(832)	$1,101	-175.6%
Depreciation and Amortization	223	194
Impairment and Restructuring	1,978	-
Non-GAAP EBITDA:	$1,369	$1,295	5.7%

GAAP RECONCILIATION
EBITDA EXCLUDING IMPAIRMENT CHARGES
(in thousands)

	Nine Months Ended November 30,		Change
	2012	2011
GAAP: Income from Operations	$2,058	$3,903	-47.3%
Depreciation and Amortization	692	553
Impairment and Restructuring	1,978	-
Non-GAAP EBITDA:	$4,728	$4,456	6.1%